Certain confidential portions of this Exhibit were omitted by means of asterisks in lieu of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to the Company's request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.


                                                                   Exhibit 10.16

                                                                  Execution Copy

                                SERVICE AGREEMENT

                               DATED JULY 1, 2002

                                     BETWEEN

                    FIRST DATA MERCHANT SERVICES CORPORATION

                                       AND

                             IPAYMENT HOLDINGS, INC.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1   DEFINITIONS AND INTERPRETATION................................     2

ARTICLE 2   SERVICES......................................................     2

ARTICLE 3   ACQUIRED PORTFOLIOS AND MERGER OR CHANGE OF CONTROL...........     4

ARTICLE 4   PAYMENT FOR SERVICES..........................................     7

ARTICLE 5   DISPUTE RESOLUTION AND INDEMNIFICATION........................    10

ARTICLE 6   LIMITATION OF LIABILITY.......................................    11

ARTICLE 7   DISCLAIMER OF WARRANTIES......................................    11

ARTICLE 8   TERM OF AGREEMENT.............................................    12

ARTICLE 9   TERMINATION...................................................    12

ARTICLE 10  CONFIDENTIAL NATURE OF DATA...................................    15

ARTICLE 11  REPRESENTATIONS...............................................    17

ARTICLE 12  MISCELLANEOUS.................................................    17


                                    EXHIBITS

EXHIBIT A         SERVICES
EXHIBIT B         PRICING
EXHIBIT C         DEFINITIONS
EXHIBIT D         ARBITRATION
EXHIBIT E         INDEMNIFICATION
EXHIBIT F         CLEARING BANK AGREEMENT
EXHIBIT G         VERISIGN B2C GATEWAY TERMS AND CONDITIONS
EXHIBIT H         CINGULAR WIRELESS SERVICES TERMS AND CONDITIONS
EXHIBIT I         EMERCHANTVIEW(R) SERVICES TERMS AND CONDITIONS
EXHIBIT J         PERFORMANCE GUIDELINES

                                SERVICE AGREEMENT

      This Service Agreement dated as of July 1, 2002 is between First Data Merchant Services Corporation ("FDMS") and iPayment Holdings, Inc. ("Customer"). References to "Customer" throughout shall include Customer's Affiliates.

                                    RECITALS

      A. First Data Resources Inc. ("FDR"), an Affiliate of FDMS, and Beverly Hills Acquisition Corp. ("BHAC"), an Affiliate of Customer, are parties to that certain Service Agreement dated as of February 1, 2000, as amended by amendments dated July 24, 2000 and June 22, 2001 (the "BHAC Service Agreement"), pursuant to which FDR performs certain data processing and other related services in connection with Merchant Transactions for the benefit of BHAC.

      B. iPayment Technologies, Inc., an Affiliate of Customer, purchased certain Merchant Accounts that are currently processed by FDR pursuant to that certain Service Agreement between FDR and Humboldt Bank dated as of November 1, 1994, as amended by amendments dated November 12, 1996, March 1, 1998, November 1, 1998 and May 25, 2000 (the "Humboldt Agreement"), pursuant to which FDR performs certain data processing and other related services in connection with Merchant Transactions for the benefit of iPayment Technologies, Inc.

      C. FDMS and The Northern Trust Company ("Northern"), as assignees of AmTrade International Bank of Georgia ("AmTrade"), and First National Processing, Inc. (formerly known as First Acquisition Company) ("FAC"), as assignee of 1st National Processing, Inc. ("FNP"), are parties to that certain Marketing Agreement dated as of July 16, 1999 between AmTrade and FNP, as subsequently amended on January 5, 2001 (the "FNP Agreement"). Under the FNP Agreement, FDMS provides FAC with certain data processing and other related services in connection with Merchant Transactions for the benefit of FAC ("Merchant Processing Services"), and Northern provides FAC with certain sponsorship, clearing and other related services in connection with Merchant Accounts and Transactions ("Clearing Services"). The parties contemplate that the Clearing Services and the FNP Agreement will be terminated within six (6) months of the execution of this Agreement, during which time Customer will attempt to transition the Clearing Services to a new sponsoring financial institution under a separate agreement.

      D. FDMS has assumed FDR's rights and obligations and Customer has assumed BHAC's and certain of Humboldt's rights and obligations under the BHAC Service Agreement and the Humboldt Agreement, respectively.

      E. FDMS and Customer wish to terminate the BHAC Agreement, the Humboldt Agreement and the Merchant Processing Services portions of the FNP Agreement and to enter into this Agreement to provide for the continuing provision of data processing and related services by FDMS in connection with Customer's Accounts. The parties intend for all terms of this Agreement to go into effect as of the date hereof, except for some of the pricing provisions which will go into effect on October 1, 2002.

      F. FDMS is willing to perform certain data processing and related services with respect to Customer's Accounts in accordance with the terms and conditions of this Agreement.

                                    AGREEMENT

      In consideration of the foregoing and the covenants and conditions contained herein, FDMS and Customer agree as follows:

                                   ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

      1.1 DEFINITIONS. Unless the context otherwise requires, capitalized terms used herein shall have the meanings specified in Exhibit C.

      1.2 INTERPRETATION. Each definition in this Agreement includes the singular and the plural and the word "including" means "including but not limited to." References to any statute or regulation means such statute or regulation as amended at the time and includes any successor statute or regulation. The section headings in this Agreement are solely for convenience and shall not be considered in its interpretation. The Exhibits referred to throughout this Agreement are attached hereto and are incorporated herein. Except as otherwise stated, references to Articles, Sections, Exhibits and Attachments mean the Articles, Sections, Exhibits and Attachments of this Agreement.

                                   ARTICLE 2
                                    SERVICES

      2.1 SERVICES AND CLEARING BANK.

            (a) FDMS will make available to and perform for Customer those services described in Exhibit A which are applicable to Customer's Accounts or as specifically provided in Exhibit A (the "Services"). Exhibit A and any document or service referred to in Exhibit A are subject to periodic revision by FDMS, subject to the Performance Guidelines described in Section 2.5, to reflect changes (i) to the FDMS System or the services provided by FDMS and offered generally to FDMS customers and (ii) in the specific Services provided to Customer; provided, however, that FDMS will not implement any changes or improvements to the FDMS System if such action will materially degrade the quality of the services being provided to Customer by FDMS hereunder unless such change is required by the VISA or MasterCard rules and regulations.

            (b) Customer will at all times during the Term have in place contractual arrangements with one or more financial institution members of VISA and/or MasterCard (each a

"Clearing Bank") for clearing and settlement of transactions with respect to all of Customer's Accounts. Customer will cause each Clearing Bank to execute a clearing bank agreement (each a "Clearing Bank Agreement") with FDMS in the form set forth as Exhibit F or such other arrangement as may be agreed to between FDMS and Clearing Bank. Customer will pay to FDMS any amount due to FDMS by a Clearing Bank pursuant to a Clearing Bank Agreement that is not paid by a Clearing Bank with respect to Customer's Accounts within twenty-four (24) hours after written notice to Customer and such Clearing Bank.

      2.2 COMMUNICATION LINKS. FDMS periodically will install, provide or cause to be installed or provided the means for communicating data from its facilities or equipment to the facilities or equipment of Customer, and third parties designated by Customer, as FDMS reasonably determines is desirable to perform this Agreement. The method of transmission and the media employed will be determined jointly by FDMS and Customer taking into consideration relevant factors such as traffic type, inbound and outbound message sizes, traffic loading distribution, and the equipment or devices which are or may be used.

      2.3 COMPLIANCE WITH LAW.

            (a) FDMS and Customer acknowledge that Customer is subject to a variety of federal, state and local laws, regulations and judicial and administrative decisions and interpretations applicable to its Transaction Card business (the "Legal Requirements"). The parties shall cooperate with each other in resolving issues relating to compliance with the Legal Requirements in accordance with the provisions of this Section 2.3.

            (b) Customer is solely responsible for (i) monitoring and interpreting the Legal Requirements, (ii) determining the particular actions, disclosures, formulas, calculations and procedures required for compliance with the Legal Requirements (whether to be performed by FDMS or by Customer) and
(iii) maintaining an ongoing program for compliance with the Legal Requirements. In addition, Customer is solely responsible for reviewing and selecting the parameter settings and programming features and options within the FDMS System that will apply to Customer's Transaction Card programs, and for determining that its selection of such settings, features and options is consistent with the Legal Requirements and with the terms and conditions of Customer's Accounts. In making such determinations, Customer may rely on the written description of such settings, features and options in the User Manuals, customer bulletins and other system documentation provided by FDMS to Customer.

            (c) FDMS is solely responsible for compliance with all laws, regulations and judicial and administrative decisions applicable to FDMS as a third party provider of data processing services. FDMS will not be responsible for any violation by Customer of a Legal Requirement to the extent such violation occurs as a result of performance by FDMS of the Services in accordance with instructions of Customer or written procedures provided by or approved by Customer.

            (d) Subject to the terms of Article 10, FDMS and Customer shall cooperate with each other in providing information or records in connection with examinations, requests or proceedings of each other's regulatory authorities.

      2.4 DEPENDENCE ON PERFORMANCE BY OTHERS. The obligation of FDMS to timely perform the Services is expressly subject to the timely performance by Customer, and third party vendors Customer engages, of their obligations and responsibilities, but only to the extent that failure to so perform directly affects FDMS's ability to timely perform hereunder or the cost to FDMS of performing hereunder.

      2.5 PERFORMANCE GUIDELINES. While this Agreement is in effect, FDMS shall at all times provide the services in accordance with the performance guidelines set forth in Exhibit J (the "Performance Guidelines"). During each calendar month, FDMS agrees to provide Customer with a monthly report setting forth the Performance Guidelines and FDMS' performance during the just concluded calendar month relative to the Performance Guidelines. Upon request, FDMS will review the Performance Guidelines with Customer monthly. If FDMS fails to meet the same Performance Guideline in any three (3) consecutive months, FDMS will credit or pay to Customer one percent (1%) of the fees paid by Customer to FDMS under this Agreement during such third failed month as liquidated damages. If FDMS fails to meet the same two (2) Performance Guidelines in any three (3) consecutive months, FDMS will credit or pay to Customer two percent (2%) of the fees paid by Customer to FDMS under this Agreement during such third failed month as liquidated damages. If FDMS fails to meet the same three (3) Performance Guidelines in any three (3) consecutive months, FDMS will credit or pay to Customer three percent (3%) of the fees paid by Customer to FDMS under this Agreement during such third failed month as liquidated damages. If FDMS fails to meet any one of Performance Guidelines numbers 1 (Authorization System Availability), 4 (Postings, Monetary/Non-Monetary), 5 (Settlement Screens) or 7 (Daily ACH File Transmissions), as set forth in Exhibit J, in any four (4) consecutive months, Customer, at its election, may terminate this Agreement without penalty; provided, that this termination option is exercised within sixty (60) days following the end of such fourth month and provided that such termination shall become effective on a date specified by Customer, which date shall not be later than nine (9) months after Customer's delivery to FDMS of a written notice of its intention to so terminate this Agreement. FDMS' failure to meet a Performance Guideline due to any cause beyond its control shall not be considered to be a failure for which FDMS shall be responsible under this Agreement.

      2.6 SIGN-UP BONUS. FDMS shall pay to Customer a sign-up bonus in the amount of [****] dollars ($[****]) within ten (10) Business Days after the execution of this Agreement. FDMS shall pay the signing bonus by wire transfer to an account designated in writing by Customer.

                                   ARTICLE 3
               ACQUIRED PORTFOLIOS AND MERGER OR CHANGE OF CONTROL



      3.1 ACQUIRED FDMS PORTFOLIOS. If Customer or any of its Affiliates ("Purchaser") Acquires any Customer Accounts for which FDMS or any of its Affiliates is then providing services similar to the Services (an "FDMS Portfolio") pursuant to a pre-existing service agreement (an "Existing FDMS Agreement") that has a then-current term that is longer that the remaining then-current Original Term or Renewal Term of this Agreement, FDMS or its Affiliates shall continue to perform the services pursuant to the Existing FDMS Agreement which shall remain in effect through the expiration of its then-current term. If, however, Purchaser Acquires an FDMS Portfolio and the then-current Original Term or Renewal Term of this Agreement is longer than the remaining then-current term of the Existing FDMS Agreement, then Customer may elect, in its sole discretion, to pay to FDMS an NPV Payment, as described below, and have FDMS perform services with respect to the FDMS Portfolio under the terms of this Agreement; provided, however, that nothing herein will (i) require Customer to make such election or (ii) prevent Customer from keeping the Existing FDMS Agreement in effect through the expiration of its then-current term. The "NPV Payment" will be calculated as the net present value (using a discount rate of ten percent (10%) annually) of the difference between (i) the amount that the FDMS Portfolio would have paid to FDMS for services under the remaining term of the Existing FDMS Agreement, and (ii) the amount that the FDMS Portfolio will pay to FDMS for Services under this Agreement for the same time period, based on the growth rate, if any, of the FDMS Portfolio during the last six (6) full calendar months prior to Purchaser's Acquisition of the FDMS Portfolio as compared to the same six (6) calendar month period from the immediately preceding calendar year(s). Upon the transfer of the FDMS Portfolio to Customer on the FDMS System, the FDMS Portfolio shall be processed in accordance with the terms of this Agreement. FDMS shall not include the volumes from the FDMS Portfolio in any volume based priced schedules set forth in Exhibit B until such time as there is a transfer of the FDMS Portfolio to Customer on the FDMS system. Such a transfer of the FDMS Portfolio shall occur on a mutually agreed upon date. In connection with such transfer, Customer shall bear the costs and expenses of such transfer, at the then-standard hourly rates of FDMS plus related material charges. If Purchaser Acquires an FDMS Portfolio and the Existing FDMS Agreement contains a provision that requires FDMS' consent before the Existing FDMS Agreement can be assigned to Customer, FDMS (i) will not unreasonably withhold its consent to such assignment and (ii) will waive any consent fee specifically set forth in such Existing FDMS Agreement as consideration for FDMS giving its consent to an assignment of such Existing FDMS Agreement.


[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

      3.2 ACQUIRED NON-FDMS PORTFOLIO

      (a) If Purchaser acquires any Merchant accounts that require services substantially similar to the Services but for which FDMS or any of its Affiliates is not then providing such services (a " Non-FDMS Portfolio"), Customer may elect, in its sole discretion, to convert such Non-FDMS Portfolio to the FDMS System. If Customer elects to convert such Non-FDMS Portfolio to the FDMS System, FDMS shall perform Services pursuant to the terms of and under this Agreement for such Non-FDMS Portfolio and FDMS shall pay or credit to Customer a rebate as described in the following sentence. FDMS shall rebate to Customer an amount equal to the product of [****] multiplied by the lesser of:
(i) the number of ETC Tickets (which are identified in Exhibit "B" and currently billed as item numbers 63 and 270) processed by FDMS for the Non-FDMS Portfolio after conversion to the FDMS System, or (ii) the number of Authorizations (as defined in Section 4.4) processed by FDMS for the Non-FDMS Portfolio after conversion to the FDMS System. The rebates will be aggregated and paid or credited to Customer quarterly. For purposes of this Section 3.2, Customer must convert at least [****] of the front-end and [****] of the back end and other processing for the Non-FDMS Portfolio to the FDMS System in order to receive the rebates contemplated herein. In connection with any conversion of a Non-FDMS Portfolio to the FDMS System, FDMS shall have a reasonable period of time to perform due diligence and propose a conversion plan. Unless the parties mutually agree otherwise, Customer shall pay all charges for conversion of each Non-FDMS Portfolio including (i) FDMS's standard conversion charges (at FDMS cost plus related material charges), and (ii) any charges (at then-current hourly rates plus related materials charges) associated with any customization of the FDMS System specified in the conversion plan applicable to each such Non-FDMS Portfolio. Any such customization shall remain solely the property of FDMS, and Customer shall acquire no right, claim, or interest in the FDMS System or any customization thereof during or after the Term.



[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

            (b) Customer shall notify FDMS, in writing, within thirty (30) days after the execution of any binding agreement to Acquire a [****] Portfolio that Customer plans to convert to the FDMS System.

      3.3 DISPOSITION OF PORTFOLIOS. Upon the sale or other disposition by Customer of any portion of Customer's Accounts (the "Former Accounts"), FDMS will no longer be obligated to provide Services for the Former Accounts for Customer pursuant to this Agreement and Customer and FDMS agree that (i) there shall be no reduction in the Year 1 Minimum Authorizations, Year 2 Minimum Authorizations, Year 3 Minimum Authorizations, Year 4 Minimum Authorizations or the Minimum Authorizations set forth in Section 4.4, and (ii) FDMS will provide Deconversion services, as more fully described in Section 4.8, with respect to such Former Accounts.

      3.4 MERGER OR CHANGE OF CONTROL. If Customer is merged into an Entity that, prior to such merger, was not an Affiliate of Customer, and such Entity is the survivor of such merger (the "Surviving Entity"), then (i) the provisions of this Agreement shall continue to apply to all Customer Accounts which were subject to this Agreement prior to such merger, but shall not apply to any Customer Accounts of the Surviving Entity or any of its Affiliates which were not subject to this Agreement prior to such merger and (ii) the Surviving Entity, as Customer's successor-in-interest, shall continue to be bound by Customer's obligations hereunder. If there is a Change of Control of Customer, then the provisions of this Agreement shall continue to apply to all Customer Accounts of Customer and its Affiliates immediately prior to such Change of Control, but shall not apply to any Customer Accounts of the Entity or Entities that Acquire Control of Customer which were not subject to this Agreement prior to such Change of Control.

                                   ARTICLE 4
                              PAYMENT FOR SERVICES


[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

      4.1 PROCESSING FEES.

            (a) Effective October 1, 2002, Customer shall pay FDMS the Processing Fees set forth in Exhibit B to this Agreement. Beginning on the date hereof and ending on September 30, 2002, Customer shall pay FDMS the prices set forth in the [****], respectively. Notwithstanding the two immediately preceding sentences, effective on the date hereof, Customer shall pay FDMS the Processing Fees set forth in Exhibit B to this Agreement for the line items designated with a pound sign (#). For each Processing Year after Processing Year 2, FDMS may increase the Processing Fees designated with an asterisk (*) in Exhibit B to this Agreement which were in effect for the immediately preceding Processing Year by an amount not to exceed [****] percent ([****]) of the percentage increase in the Consumer Price Index ("CPI"), during the period described below. For purposes of this paragraph, the CPI shall be the index compiled by the United States Department of Labor's Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers ("CPI-U") having a base of 100 in 1982-1984. The percentage increase in the CPI shall be calculated and written notice given to Customer as of ninety (90) days in advance of the effective date of the Processing Fees increase, by comparing the CPI using a twelve (12) month period ending as of the date of calculation and expressing the increase in the CPI through the twelve (12) month period as a percentage. If the federal government changes its definition of or method of calculating the CPI-U or its applicable components during the Term of this Agreement, the parties will negotiate in good faith to determine the changes, if any, that should be made to this annual adjustment provision to reflect such CPI-U changes.

            (b) In order for Customer to evaluate the Processing Fees to be charged under this Agreement effective October 1, 2002 as contemplated by Sections 4.1(a) and 9.2(b) herein, FDMS will prepare and provide to Customer two separate invoices for the Services provided during the months of July, August and September 2002. One invoice will show the amount of processing fees actually due and owing from Customer and billed under the [****], and the other invoice will show the Processing Fees that would have been due and owing from Customer if they had been billed under this Agreement. FDMS will deliver the invoices for September 2002 on or before October 21, 2002.

      4.2 SPECIAL FEES. Customer shall pay to FDMS the Special Fees for amounts paid to third-party providers, computed in accordance with Exhibit B to this Agreement. Any price change for Special Fees shall be effective on the effective date of the increase or decrease to FDMS. FDMS will give written notice of each such increase or decrease to Customer as soon as practicable following FDMS's first awareness of any such increase or decrease.

      4.3 NEW PRODUCTS. If FDMS commences to offer any new services or products generally to its customers and Customer elects to use any such service or product, or if Customer elects to use services or products which Customer had not previously elected to use, then FDMS shall provide such service or product at FDMS's then-current fees and charges for such service or product or such


[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

other price as FDMS and Customer may mutually agree.

      4.4 MINIMUM AUTHORIZATION COMMITMENT. In Processing Year 1, Customer will submit to FDMS for processing authorization inquiries (which are identified in Exhibit "B" and currently billed as items number 300, 305, 317, 318, 1101, 1102, 6601, 6602, 6603, 6604, 6605, 6606, 6607, 6611, 6621 and 6624 (which numbers may change during the Term of this Agreement), and collectively referred to as the "Authorizations") in an amount equal to [****] ([****]) Authorizations (the "Year 1 Minimum Authorizations"). In Processing Year 2, Customer will submit to FDMS for processing at least [****] ([****]) Authorizations (the "Year 2 Minimum Authorizations"). In Processing Year 3, Customer will submit to FDMS for processing at least [****] ([****]) Authorizations (the "Year 3 Minimum Authorizations"). In Processing Year 4, Customer will submit to FDMS for processing at least [****] ([****]) Authorizations (the "Year 4 Minimum Authorizations"). In each Processing Year after Processing Year 4, Customer will submit to FDMS for processing Authorizations at least equal to one hundred percent (100%) of the actual Authorizations submitted during the immediately preceding Processing Year (the "Minimum Authorizations"). FDMS shall calculate the total Authorizations submitted by Customer during each Processing Year (the "Total Annual Authorizations") within ninety (90) days after the end of each Processing Year and will, after ten (10) days written notice to Customer, draw upon Customer's account pursuant to Section 4.5 of this Agreement for the dollar amount, if any, equal to the product of (i) the amount by which the Year 1 Minimum Authorizations, Year 2 Minimum Authorizations, Year 3 Minimum Authorizations, Year 4 Minimum Authorizations or the Minimum Authorizations, as applicable, for the Processing Year exceed the Total Annual Authorizations for the Processing Year, multiplied by (ii) [****] ([$****]). For the avoidance of doubt and based on economic assumptions material to each party underlying this transaction, Customer and FDMS expressly agree that Customer shall submit to FDMS Authorizations each Processing Year in an amount at least equal to the Year 1 Minimum Authorizations, Year 2 Minimum Authorizations, Year 3 Minimum Authorizations, Year 4 Minimum Authorizations or the Minimum Authorizations, as applicable, until this Agreement is terminated by Customer solely pursuant to the provisions of Section 9.2 of this Agreement or until FDMS terminates this Agreement and invokes compensatory payments pursuant to Section 9.4 of this Agreement. Further, and for the avoidance of doubt, the parties agree that in order for an authorization inquiry submitted to FDMS to be counted in the total number of Authorizations for purposes of this Agreement, FDMS must also perform core merchant settlement services with respect to the Transaction so authorized, including Interchange Settlement and Merchant statementing.

      4.5 METHOD OF PAYMENT. To facilitate the payment of Processing Fees, Special Fees, compensatory payments pursuant to Section 9.4 of this Agreement and any other fee, tax, interest payment, charge or amount due or payable to FDMS under this Agreement, Customer shall provide FDMS with access to a bank account of Customer's funds not requiring signature including notifying FDMS of the demand deposit account number and transit routing number for the account. Except with respect to amounts in dispute pursuant to Section VII of Exhibit "B" to this Agreement, FDMS

[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

may draw upon the bank account to pay fees, taxes, interest payments, charges, or any other amount due or payable to FDMS under the terms of this Agreement. The detailed records of the amounts drawn on the account of Customer will be provided by FDMS to Customer on a monthly basis. FDMS shall be under no obligation to effect any conversion until the account has been established as provided herein.

      4.6 INTEREST. If FDMS is unable to obtain payment of Processing Fees, Special Fees, compensatory payments pursuant to Section 9.4 of this Agreement or any other fee, tax, interest payment, charge or amount due or payable to FDMS under this Agreement at the time provided for payment under this Agreement, the unpaid amount shall bear interest at the rate equal to the lesser of (i) six percent (6%) per annum, or (ii) the maximum rate permitted by applicable law, from the date on which payment should have been available until the date on which FDMS receives the payment.

      4.7 TAXES.

            (a) Customer shall pay all taxes and similar charges, however designated, which are imposed by any governmental authority by reason of FDMS's fulfillment of its obligations hereunder except for income taxes payable by FDMS on amounts earned by FDMS or property taxes payable by FDMS on property owned by FDMS. Without limiting the foregoing, Customer shall promptly pay FDMS for amounts actually paid or required to be collected or paid by FDMS.

            (b) Customer authorizes FDMS to calculate the total amount of sales taxes due from Customer hereunder. Customer shall supply FDMS with all information necessary for FDMS to compute and remit the taxes (including any tax exempt certificate, claim letter, or similar documentation). FDMS shall remit the sales taxes to the appropriate taxing authority on behalf of Customer based on the information available to FDMS. If FDMS underpays or overpays such sales taxes, Customer shall be responsible for promptly paying any shortfalls (including any penalties or interest) and for collecting any refunds from the appropriate taxing authority; provided, however, if such underpayment is solely the result of the negligence of FDMS, FDMS shall be responsible for any penalties associated with such underpayment. FDMS will give written notice of any applicable tax to Customer as soon as practicable following FDMS's first awareness of any such tax.

      4.8 DECONVERSION.

            (a) Notwithstanding anything contained herein to the contrary, upon
(i) expiration or termination of this Agreement, (ii) transfer by Customer of any accounts from the FDMS System to a third party, (iii) abandonment or deletion by Customer of a Clearing Bank (or by FDMS, MasterCard or VISA on behalf of Customer or a Clearing Bank) of any BIN or ICA of Customer relating to accounts from the FDMS System, or (iv) manual removal by Customer or a Clearing Bank of any accounts from the FDMS System, Customer and FDMS shall mutually, expeditiously, and in good faith, agree upon and document a project plan for any such Deconversion (a "Deconversion Plan").


[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

            (b) As part of the Deconversion Plan, FDMS shall perform (i) at the request of Customer, all Services being rendered by FDMS under this Agreement at the time of expiration or termination in accordance with the then-current Processing Fees and Performance Guidelines for a period of up to one hundred eighty (180) days, and (ii) all other services necessary to accomplish the Deconversion of affected accounts, including systematic stripping and removal of all such account information from the FDMS System, at FDMS's then-current rates.

                                   ARTICLE 5
                     DISPUTE RESOLUTION AND INDEMNIFICATION

      5.1 INFORMAL DISPUTE RESOLUTION. Any controversy or claim between FDMS and Customer arising from or in connection with this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise ("Dispute"), shall be resolved as follows:

            (a) upon written request of either FDMS or Customer, the parties shall each appoint a representative to meet and attempt to resolve such Dispute;

            (b) the designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding; and

            (c) arbitration pursuant to Exhibit D for the resolution of a Dispute may not be commenced until the earlier of:

                  (i) the date that the designated representatives conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

                  (ii) thirty (30) days after the date that either party requested negotiation of the Dispute pursuant to Section 5.1(a) of this Agreement.

            (d) Notwithstanding the foregoing, this Section 5.1 shall not be construed to prevent a party from instituting formal proceedings at any time to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Section 10.7.

            (e) The parties acknowledge and agree that time is of the essence in performing their respective obligations under this Agreement.

      5.2 ARBITRATION. If Customer and FDMS are unable to resolve any Dispute in the manner set forth in Section 5.1, such Dispute shall be submitted to arbitration in the manner set forth in Exhibit D.

      5.3 INDEMNIFICATION. The indemnification rights and obligations of Customer and FDMS under this Agreement are contained in Exhibit E.

                                   ARTICLE 6
                             LIMITATION OF LIABILITY

      6.1 LIMITATION ON LIABILITY.

            (a) Each of Customer's and FDMS's cumulative liability for any loss or damage, direct or indirect, for any cause whatsoever (including, but not limited to, those arising out of or related to this Agreement) with respect to claims (whether third party claims, indemnity claims or otherwise) relating to events in any one Processing Year shall not under any circumstances exceed the greater of (i) the amount of the Processing Fees paid to FDMS by Customer pursuant to this Agreement for Services performed during such Processing Year, or (ii) three million five hundred thousand dollars ($3,500,000).

            (b) The monetary limits provided for in Section 6.1(a) shall not be construed to limit the payment obligations of Customer or FDMS, as applicable, with respect to (i) acts of gross negligence or willful misconduct by either Customer or FDMS, (ii) breaches by either Customer or FDMS of their obligations under Article 10 or (iii) Processing Fees, Special Fees, compensatory payments pursuant to Section 9.4 of this Agreement, or any other fee, tax, interest or other amount due and owing by Customer under this Agreement.

      6.2 NO SPECIAL DAMAGES. EXCEPT FOR ACTS OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BREACHES OF OBLIGATIONS UNDER ARTICLE 10, IN NO EVENT SHALL FDMS BE LIABLE UNDER ANY LEGAL THEORY FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER FDMS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                                   ARTICLE 7
                            DISCLAIMER OF WARRANTIES

EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT (INCLUDING ARTICLE 11), FDMS SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR NONINFRINGEMENT, ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES. THE PARTIES AGREE THAT THIS AGREEMENT IS A SERVICE AGREEMENT AND IS NOT SUBJECT TO THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE.

                                   ARTICLE 8
                                TERM OF AGREEMENT

      8.1 TERM. Except as set forth in Section 4.1, this Agreement is effective from the date hereof and shall extend for four (4) Processing Years (the "Original Term"). Processing Year 1 of the Term shall commence on the first day of July, 2002 and continue through the last day of June, 2003. For purposes of this Agreement, a "Processing Year" means each twelve (12) month period commencing on the first day of July and ending on the last day of June.

      8.2 RENEWAL. After the Original Term, this Agreement shall automatically continue in effect until either party gives the other at least six (6) months prior written notice of termination.

                                   ARTICLE 9
                                   TERMINATION

      9.1 TERMINATION BY FDMS. FDMS may terminate this Agreement without penalty:

            (a) if Customer fails to pay any amount due under this Agreement, or establish, fund or maintain any account as required under this Agreement, within thirty (30) days after Customer's receipt of written notice of its failure to do so; provided, however, that FDMS may suspend the rendering of Services or Interchange Settlement prior to termination if necessary;

            (b) if any Insolvency Event occurs with respect to Customer;

            (c) if Customer fails to maintain or re-establish good standing as an independent sales organization or a member services provider with VISA or MasterCard within thirty (30) days after Customer's receipt of written notice of its failure to do so; provided, however, that FDMS may suspend the rendering of Services prior to termination if required by VISA or MasterCard;

            (d) if Customer fails to provide or maintain clearing arrangements for the Merchant Accounts processed under this Agreement in accordance with all applicable rules and regulations of VISA and MasterCard within thirty (30) days after Customer's receipt of written notice of its failure to do so; provided, however, that FDMS may suspend the rendering of Services prior to termination if required by VISA or MasterCard;

            (e) if FDMS has been required by a governmental or regulatory body or agency or by VISA and MasterCard to terminate the Services on behalf of Customer and Customer fails to remedy such situation within thirty (30) days after Customer's receipt of written notice; provided, however, that FDMS may suspend the rendering of Services prior to termination if so required;

            (f) upon the termination of the membership in VISA or MasterCard of the last remaining Clearing Bank and Customer fails to remedy such situation within thirty (30) days after Customer's receipt of written notice; provided, however, that FDMS may suspend the rendering of Services prior to termination if necessary; or

            (g) if FDMS has terminated Interchange Settlement of Transactions on behalf of Customer or the last remaining Clearing Bank pursuant to any clearing bank arrangement and Customer fails to remedy such situation within thirty (30) days after Customer's receipt of written notice; provided, however, that FDMS may suspend the rendering of Services prior to termination if necessary.

The rights of FDMS to terminate under this Section 9.1 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

      9.2 TERMINATION BY CUSTOMER.

            (a) Customer may terminate this Agreement without penalty:

                  (i) if any Insolvency Event occurs with respect to FDMS;

                  (ii) upon notice to FDMS if FDMS fails to perform or observe any of the terms, covenants or conditions of this Agreement and FDMS fails to cure such breach within thirty (30) days following its receipt of the notice of such breach;

                  (iii) pursuant to Section 2.5 of this Agreement;

                  (iv)  pursuant to Section 12.1 of this Agreement; or

                  (v) immediately if FDMS is unable to perform Interchange Settlement services for more than forty eight (48) continuous hours; provided, however, that FDMS' inability to perform Interchange Settlement services due to any cause beyond its control shall not be considered to be an inability for which Customer may terminate (or for which FDMS shall be responsible under) this Agreement.

            (b) Notwithstanding anything contained herein, the parties agree that Customer will have the right, on or before October 26, 2002, to provide written notice to FDMS of its election to terminate this Agreement if Customer, in good faith, is not satisfied with the Processing Fees under this Agreement and to revert to each of the existing BHAC Service Agreement, Humboldt Agreement and FNP Agreement. Upon Customer's election to terminate this Agreement and revert to the BHAC Service Agreement, Humboldt Agreement and FNP Agreement, Customer agrees to return to FDMS any sign-up bonus or other compensation received by Customer specifically in exchange for entering into this Agreement, including the sign-up bonus described in Section 2.6. During such period ending October 26, 2002, Customer shall not, and shall cause its Affiliates not to, directly or indirectly, solicit, encourage, engage or participate in any discussions or negotiations with any other person or entity, including providing any information, with respect to an agreement for services similar to the Services being provided by FDMS under this Agreement, excluding discussions related to acquisitions by Customer of Merchant Accounts.

      9.3 EFFECT OF TERMINATION. Upon termination, FDMS shall have no further obligation to provide services to Customer and all outstanding unpaid amounts due and owing to FDMS shall become immediately due and payable. Termination shall not affect the following:

            (a) the obligation of Customer to pay for services rendered or any other obligation or liability owing or which becomes owing under this Agreement whether the obligations arise prior to or after the date of termination including the obligations to make the payments provided in Article 4 and Section
9.4 of this Agreement;

            (b) the obligations of Customer set forth in this Agreement in connection with any FDMS or third party software pursuant to Exhibit A; or

            (c) the obligations of each party under Sections 2.5 and 4.8, Articles 5, 6, 7 and 10, and Exhibits C, D and E, which shall survive expiration or termination of this Agreement for any reason; provided, however, that if FDMS terminates this Agreement pursuant to Section 9.1(a), FDMS shall not be required to continue to perform Services as described in Section 4.8(b)(i).

      9.4 PAYMENTS UPON TERMINATION.

            (a) If FDMS terminates this Agreement under Section 9.1 due to a default of Customer at any time prior to the expiration of the Term, Customer and FDMS agree that, based on economic assumptions material to each party, Customer shall make a compensatory payment to FDMS. Such compensatory payment shall be made by Customer upon termination by FDMS, and prior to Deconversion, and shall equal the sum of:

                  (i) the product of (1) the Year 1 Minimum Authorizations, Year 2 Minimum Authorizations, Year 3 Minimum Authorizations, Year 4 Minimum Authorizations or the Minimum Authorizations, as applicable, as set forth in
Section 4.4 of this Agreement, for the Processing Year in which the termination occurs (after crediting Customer for any Authorizations processed by FDMS in such Processing Year), multiplied by (2) ($[****]); plus

                  (ii) the sum of the present values of a payment in each full Processing Year (other than the year of termination) which remains during the Term of this Agreement in an amount equal to the product of (1) the Year 1 Minimum Authorizations, Year 2 Minimum Authorizations, Year 3 Minimum Authorizations, Year 4 Minimum Authorizations and the Minimum Authorizations, as applicable, as set forth in Section 4.4 of this Agreement, multiplied by (2) [****] cents [****]; plus

                  (iii) the amount of Balance Sheet Expenses remaining unamortized on the balance sheet of FDMS.

            (b) In determining the present value of the amount set forth in
(a)(ii) above, an interest rate equal to the three (3) month Treasury Bill Rate, as quoted by The Wall Street Journal for the date on which termination occurs, or if not available on the date of termination, as soon thereafter as the next edition of The Wall Street Journal is published, shall be assumed and the payments shall be assumed to be made on the first day of each Processing Year.

            (c) FDMS and Customer agree that the compensatory payment set forth in Section 9.4(a) is a reasonable estimation, as of the date of this Agreement, of the actual damages which FDMS would suffer if FDMS were to fail to receive the processing business for the full Term.

                                   ARTICLE 10
                           CONFIDENTIAL NATURE OF DATA

      10.1 CUSTOMER'S PROPRIETARY INFORMATION. FDMS acknowledges the proprietary and confidential data of Customer disclosed to FDMS, including without limitation Customer's Merchant master files, the names and information related to Customer's Merchant Accounts, and the names and information related to any independent sales organization or member service providers utilized by Customer (collectively, "Customer's Proprietary Information"). FDMS shall, and shall cause its Affiliates to, return to Customer all or any requested portion of Customer's Proprietary Information upon the expiration or termination of this Agreement.

      10.2 FDMS'S PROPRIETARY INFORMATION. Customer acknowledges that all product and system developments, enhancements, improvements and modifications disclosed, provided or used by FDMS shall remain solely and exclusively the property of FDMS. Customer shall not obtain any proprietary rights in any proprietary or confidential information which has been or is disclosed to Customer by FDMS, including without limitation, any data or information that is a trade secret or competitively sensitive material, User Manuals, screen displays and formats, FDMS's computer software and documentation, software performance results, flow charts and other specifications (whether or not electronically stored), data and data formats (collectively, "FDMS's Proprietary Information") whether any of the materials are developed or purchased specifically for performance

[****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

of this Agreement or otherwise. Customer shall, and shall cause its Affiliates to, return to FDMS all of FDMS's Proprietary Information upon the expiration or termination of this Agreement.

      10.3 CONFIDENTIALITY OF AGREEMENT. Except as required by law, each of FDMS and Customer shall keep confidential and not disclose, and shall cause its Affiliates and their respective directors, officers, employees, representatives, agents and independent contractors to keep confidential and not disclose, any of the terms and conditions of this Agreement to any third party without the prior written consent of FDMS. The parties acknowledge and agree that Customer may, upon the advice of counsel and provision of notice to FDMS, file a copy of this Agreement with and/or provide a description of this Agreement to applicable government authorities if this Agreement is deemed material to Customer.

      10.4 CONFIDENTIALITY. FDMS and Customer shall maintain Customer's Proprietary Information and FDMS's Proprietary Information, respectively, in strict confidence. Without limiting the generality of the foregoing, FDMS and Customer each agree:

            (a) not to disclose or permit any other person or Entity access to Customer's Proprietary Information or FDMS's Proprietary Information, as appropriate, except that the disclosure or access shall be permitted to an employee, officer, director, agent, representative, external or internal auditors or independent contractor of the party requiring access to the same in the course of his or her employment or services;

            (b) to ensure that its employees, officers, directors, agents, representatives and independent contractors are advised of the confidential nature of Customer's Proprietary Information and FDMS's Proprietary Information, as appropriate, and are precluded from taking any action prohibited under this
Article 10, provided that in any event Customer and FDMS shall each be liable for any breach of this Article 10 by their respective employees, officers, directors, agents, representatives and independent contractors;

            (c) not to alter or remove any identification, copyright or proprietary rights notice which indicates the ownership of any part of Customer's Proprietary Information or FDMS's Proprietary Information, as appropriate;

            (d) to notify the other promptly and in writing of the circumstances surrounding any possession, use or knowledge of Customer's Proprietary Information or FDMS's Proprietary Information, as appropriate, at any location or by any Entity other than those authorized by this Agreement; and

            (e) not to use Customer's Proprietary Information or FDMS's Proprietary Information, as appropriate, except for the purposes of fulfilling its obligations under this Agreement.

      10.5 RELEASE OF INFORMATION. Despite the foregoing, Customer and FDMS agree that

Customer's Proprietary Information may be made available to VISA, MasterCard or to supervisory or regulatory authorities of Customer upon the written request of any of the foregoing.

      10.6 EXCLUSIONS. Nothing in this Article 10 shall restrict either party with respect to information or data identical or similar to that contained in Customer's Proprietary Information or FDMS's Proprietary Information, as appropriate, but which: (i) the receiving party can demonstrate was rightfully possessed by it before it received the information from the disclosing party;
(ii) was in the public domain prior to the date of this Agreement or subsequently becomes publicly available through no fault of the receiving party or any Entity acting on its behalf; (iii) was previously received by the receiving party from a third party or is subsequently furnished rightfully to the receiving party by a third party (no Affiliate of FDMS or Customer shall be considered to be a third party) not known to be under restrictions on use or disclosure; (iv) is independently developed by such party; (v) is required to be disclosed by law, regulation or court order, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure; or (vi) is required to be disclosed to comply with or to enforce the terms of this Agreement.

      10.7 REMEDY. If either party breaches this Article 10, the non-breaching party will suffer irreparable harm and the total amount of monetary damages for any injury to such party will be impossible to calculate and therefore an inadequate remedy. Accordingly, the non-breaching party may (i) seek temporary and permanent injunctive relief against the breaching party or (ii) exercise any other rights and seek any other remedies to which the non-breaching party may be entitled to at law, in equity and under this Agreement (including Article 6) for any violation of this Article 10. The provisions of this Article 10 shall survive the expiration or termination of this Agreement.

                                   ARTICLE 11
                                 REPRESENTATIONS

      11.1 FDMS'S REPRESENTATION. FDMS represents and warrants that the execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under the terms and conditions of any documents, agreements or other writings to which it is a party.

      11.2 CUSTOMER'S REPRESENTATION. Customer represents and warrants that the execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under the terms and conditions of any documents, agreements or other writings to which it is a party.

                                   ARTICLE 12
                                  MISCELLANEOUS

      12.1 ASSIGNMENT OF THIS AGREEMENT. Except as otherwise provided herein, the rights and obligations of each party under this Agreement are personal and this Agreement shall not be assigned, either voluntarily or by operation of law, without the prior written consent of the other party, which will not be unreasonably withheld or delayed beyond thirty (30) days; provided, however, that if FDMS fails to consent to any such proposed assignment by Customer, Customer may terminate this Agreement without penalty and shall have the right to begin Deconversion as described in Section 4.8 hereof. Subject to the foregoing, all provisions contained in this Agreement shall extend to and be binding upon the parties hereto or their respective successors and permitted assigns.

      12.2 STATE LAW. Except as provided in Exhibit D, this Agreement shall be governed by the laws of the State of New York as to all matters including validity, construction, effect, performance and remedies without giving effect to the principles of choice of law thereof. With respect to any suit, action or proceeding arising out of or relating to this Agreement, Customer agrees that any process to be served in connection therewith shall, if delivered, sent or mailed in accordance with Section 12.3, constitute good, proper and sufficient service thereof.

      12.3 NOTICE. All notices which either party may be required or desire to give to the other party shall be in writing and shall be given by personal service, telecopy, registered mail or certified mail (or its equivalent), or overnight courier to the other party at its respective address or telecopy telephone number set forth below. Mailed notices and notices by overnight courier shall be deemed to be given upon actual receipt by the party to be notified. Notices delivered by telecopy shall be confirmed in writing by overnight courier and shall be deemed to be given upon actual receipt by the party to be notified.

If to FDMS:                              With a copy to:
First Data Merchant                      First Data Merchant
 Services Corporation                    Services Corporation
265 Broadhollow Road                     12500 E. Mt. Belford Avenue, Suite M5-C
Melville, NY 11747                       Englewood, Colorado 80112
Attn: General Manager                    Attn: General Counsel
Telecopy Number:  631-577-7015           Telecopy Number:  720-332-0033

If to Customer:                          With a copy to:

iPayment Holdings, Inc.                  iPayment, Inc.
30 Burton Hills, Suite 520               9121 Oakdale Avenue, Suite 201
Nashville, TN 37215                      Chatsworth, CA 91311
Attn: Afshin Yazdian                     Attn: Joe Jorling
Telecopy Number: 615-665-8434            Telecopy Number: 818-701-2406

And a copy to:

Howard Herndon
Waller Lansden
511 Union Street, Suite 2100
Nashville, TN 37219
Telecopy Number: 615-244-6804

A party may change its address or addresses set forth above by giving the other party notice of the change in accordance with the provisions of this section.

      12.4 WAIVER. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not affect in any way the full right to require the performance at any subsequent time. The waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of the provision itself.

      12.5 RELATIONSHIP OF PARTIES. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or similar relationship between the parties. The parties' relationship shall be that of independent parties contracting for services. Neither party shall hold itself out as having the authority to bind the other except as specifically provided in connection with Interchange Settlement. All personnel and other agents employed by either party in connection with this Agreement are such party's or its agent's employees and not employees or agents of the other party. Nothing contained in this Agreement shall be deemed to convey to FDMS any interest in the business or assets of Customer.

      12.6 THIRD PARTY BENEFICIARIES. This Agreement is entered into solely for the benefit of FDMS, Customer and their respective Affiliates and shall not confer any rights upon any other Entity.

      12.7 SUBCONTRACTORS. FDMS may subcontract all or any part of the Services, but, notwithstanding any such subcontract, FDMS shall remain primarily responsible for performance of the Services.

      12.8 FORCE MAJEURE AND RESTRICTED PERFORMANCE. If performance by FDMS or Customer of any service or obligation under this Agreement, including conversion or Deconversion, is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, failure of MasterCard or VISA, failure or delay in receiving electronic data, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo, or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act, omission or cause whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of FDMS or Customer, then FDMS or Customer, as applicable, shall be excused from the performance to the extent of the prevention, restriction, delay or interference.

      12.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the parties shall substitute for the invalid provisions a valid provision which most closely approximates the intent and economic effect of the invalid provision.

      12.10 AUDIT. From time to time during the Term of this Agreement, FDMS will allow a third party, selected by FDMS, to perform an audit of the electronic data processing environment maintained by FDMS to provide the services contemplated under this Agreement. FDMS shall provide Customer with a copy of the results of the audit if Customer requests a copy in writing.

      12.11 RISK OF LOSS. Customer shall be responsible for any and all risk of loss to any tangible item (i) provided by FDMS for Customer (including without limitation statements and embossed cards) upon the delivery of such items to the U.S. Postal Service or such other courier as Customer may select, and (ii) provided by Customer to FDMS until actual receipt of such items by FDMS. It is expressly understood that the U.S. Postal Service and any courier selected by Customer are the agents of Customer and not FDMS.

      12.12 EQUAL EMPLOYMENT OPPORTUNITY. FDMS will not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, disability, age or veteran status as ordered by the Secretary of Labor pursuant to Section 202 of Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, and Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974.

      12.13 ENTIRE AGREEMENT. This Agreement, including Exhibits and the executed Affiliate Agreements, if any, sets forth all of the promises, agreements, conditions and understandings between the parties respecting the subject matter hereof and supersedes all negotiations, conversations, discussions, correspondence, memorandums and agreements between the parties concerning the subject matter.

      12.14 AMENDMENTS. This Agreement may not be amended except by a writing signed by authorized representatives of both parties to this Agreement.

      12.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      12.16 TERMINATION OF SERVICE AGREEMENTS. Unless Customer makes the election to terminate this Agreement as provided in Section 9.2(b), the BHAC Service Agreement, the Humboldt Agreement and the Merchant Processing Services portions of the FNP Agreement are hereby terminated as of October 27, 2002.

  [The rest of this page is intentionally left blank; signature page follows.]

      The parties to this Agreement have caused it to be executed by their duly authorized officers as of the date set forth at the beginning of this Agreement.

FIRST DATA MERCHANT SERVICES CORPORATION

By: /s/ Anthony Lucatuorto
    ----------------------------------------------

Name:   Anthony Lucatuorto
      --------------------------------------------

Title:  SVP
       -------------------------------------------

iPAYMENT HOLDINGS, INC.

By: /s/ Joseph Jorling
    ----------------------------------------------

Name:   Joseph Jorling
      --------------------------------------------

Title:  COO
       -------------------------------------------